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                                                                   EXHIBIT 99.1

         BRADENTON, FLORIDA - JANUARY 28, 2000 - AMERICAN BANCSHARES, INC. (Nasdaq-ABAN) today announced an amendment to the agreement signed on September 6, 1999, under which the company would be acquired by Gold Banc Corporation (Nasdaq-GLDB), Leawood, Kansas. This announcement follows a news release issued earlier this week by Gold Banc, which discussed this amendment as well as amendments to two of its other pending acquisitions.

         American and Gold agreed to lower the "walk away" price in the transaction, or the price of Gold Banc stock below which American would have the right to terminate the transaction, from $10.00 per share to $9.25 per share. If Gold Banc's stock price is between $9.25 per share and $11.00 per share, American shareholders would receive a fixed exchange of 1.6527 Gold Banc shares for each American share. At a Gold Banc stock price of $9.25 per share, the deal is valued at approximately $78 million, or $15.29 per share, which is approximately 285% of American's book value and approximately 38 times American's last twelve months earnings.

         The amendment is designed to adjust the transaction to current market conditions and strengthen the ability of the deal to close under the existing pricing structure. As part of the amended agreement, American received additional flexibility with regard to its right to terminate the agreement in the event the Gold stock price is below $9.25 per share.

         "We perceive the decline in Gold's stock price as a broader reflection of the bank stock market as a whole, and we needed to respond to uncertainty that the deal would close," commented Jerry L. Neff, American's President and Chief Executive Officer. "After extensive discussions with our advisors and among our Board of Directors, we continue to feel strongly that our affiliation with Gold Banc will maximize the value to American's shareholders, provide opportunity for our employees, and enhance product and service offerings for our customers. American will retain its identity as a stand alone subsidiary of Gold Banc and remain focused on the customer service ideal that has become our trademark."

         American Bancshares is a one-bank holding company headquartered in Bradenton, Florida. Its wholly-owned subsidiary, American Bank, is one of the largest independent community banks on the west coast of Florida with 10 branch offices and approximately $471 million in total assets. The company primarily operates in Manatee County, Florida, which has been one of the nation's fastest growing counties in the last 10 years.

         Completion of the transaction is subject to shareholder and regulatory approvals, and is expected to close in March 2000.